Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Alimera Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$350,049,604(1)(2)	0.00014760	$51,667.32(3)
Fees Previously Paid
Total Transaction Valuation	$350,049,604
Total Fees Due for Filing			$51,667.32
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$51,667.32

(1)	Aggregate number of securities to which transaction applies: As of July 23, 2024, the maximum number of shares of common stock, par value $0.01 per share (“Common Shares”), of Alimera Sciences, Inc. (“Alimera”) to which this transaction applies is estimated to be 60,474,094, which consists of:

(a)	52,277,030 Common Shares entitled to receive the per share merger consideration of up to $6.00 per share (the “Aggregate Per Share Merger Consideration”), which consists of a $5.50 per share cash payment upfront and one contingent value right that could result in an additional cash payment of up to $0.50 per share;

(b)	410,732 Common Shares underlying outstanding restricted stock awards (“RSAs”);

(c)	2,694,917 Common Shares underlying outstanding and unexercised options to purchase Common Shares that have an exercise price of less than $5.50 (“In the Money Options”);

(d)	5,550 Common Shares underlying outstanding and unexercised options to purchase Common Shares that have an exercise price between $5.50 and $6.00 (“Eligible Options”);

(e)	600,001 Common Shares underlying outstanding performance stock units (“PSUs”);

(f)	869,638 Common Shares underlying outstanding restricted stock units (“RSUs”);

(g)	3,600,000 Common Shares underlying outstanding and unexercised warrants to purchase Common Shares (the “Warrants”); and

(h)	16,226 estimated Common Shares that may be issued under the Alimera Sciences, Inc. 2010 Employee Stock Purchase Plan (the “Company ESPP”) prior to the closing of the transaction and entitled to receive the Aggregate Per Share Merger Consideration.

(2)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Estimated solely for the purposes of calculating the filing fee, as of July 23, 2024, the underlying value of the transaction was calculated as the sum of:

(a)	the product of 52,277,030 Common Shares entitled to receive the Aggregate Per Share Merger Consideration and the Aggregate Per Share Merger Consideration;

(b)	the product of 410,732 Common Shares underlying outstanding RSAs and the Aggregate Per Share Merger Consideration;

(c)	the product of 2,694,917 In the Money Options and $2.52, which is the difference between the Aggregate Per Share Merger Consideration and the In the Money Options’ weighted-average exercise price of $3.48;

(d)	the product of 5,550 Eligible Options and $0.27, which is the difference between the Aggregate Per Share Merger Consideration and the Eligible Options’ weighted-average exercise price of $5.73;

(e)	the product of 600,001 Common Shares underlying outstanding PSUs and the Aggregate Per Share Merger Consideration;

(f)	the product of 869,638 Common Shares underlying outstanding RSUs and the Aggregate Per Share Merger Consideration;

(g)	the product of 3,600,000 Common Shares underlying the Warrants and $5.06, which is the difference between the Aggregate Per Share Merger Consideration and the Warrants’ exercise price; and

(h)	the product of 16,226 estimated Common Shares that may be issued under the Company ESPP prior to the closing of the transaction and entitled to receive the Aggregate Per Share Merger Consideration and the Aggregate Per Share Merger Consideration.

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (2) by 0.00014760.